                                                                     EXHIBIT 5.1

September 7, 2005                                           Main +1.858.450.8400
                                                             Fax +1.858.450.8499

The Immune Response Corporation
5931 Darwin Court
Carlsbad, California 92008

RE: THE IMMUNE RESPONSE CORPORATION REGISTRATION STATEMENT ON FORM S-3 FOR 2,083,532 SHARES OF COMMON STOCK

Ladies and Gentlemen:

      We have acted as counsel to The Immune Response Corporation, a Delaware corporation (the "COMPANY"), in connection with the registration statement on Form S-3 (the "REGISTRATION STATEMENT") under the Securities Act of 1933, as amended (the "ACT"), covering the resale of an aggregate of 2,083,532 shares of Common Stock, which include 1,583,532 shares of Common Stock (the "DEBENTURE SHARES") issuable upon the conversion of an outstanding convertible debenture in the principal amount of $1,000,000 issued to Cornell Capital Partners, LP (the "DEBENTURE") and 500,000 shares of Common Stock (the "WARRANT SHARES") issuable upon the exercise of a warrant issued to Cornell Capital Partners, LP in connection with the Debenture (the "WARRANT").

      This opinion is being furnished in accordance with the requirements of
Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

      We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies, and the authenticity of the originals of such copies.

      Based on the examination described above and subject to the assumptions stated, we are of the opinion that (i) the Debenture Shares have been duly authorized and if, as and when the Debenture Shares are issued upon conversion of the Debenture in accordance with the terms of the Debenture, the Debenture Shares will be legally issued, fully paid and non-assessable and (ii) the Warrant Shares have been duly authorized and if, as and when the Warrant Shares are issued upon exercise of the Warrant in accordance with the terms of the Warrant (including payment of the exercise price), the Warrant Shares will be legally issued, fully paid and non-assessable.

      This opinion is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware, and we disclaim any opinion as to the laws of any other jurisdiction. We further disclaim any opinion as to any other statute, rule, regulation, ordinance, order or other promulgation of any other jurisdiction or any regional or local governmental body or as to any related judicial or administrative opinion.

      We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement.

      In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

      This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Debenture, the Debenture Shares, the Warrant or the Warrant Shares.

                                                  Very truly yours,

                                                  /S/ HELLER EHRMAN LLP